ARTICLES OF AMENDMENT
                                (BY SHAREHOLDERS)


Wyoming Secretary of State
Corporations Division
The State Capitol Building
Cheyenne, WY  82002-0020

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1.       The name of the corporation is:  Magical Marketing, Inc.

2.       Article One (1) is amended as follows:

The name of the Corporation is hereby changed to ISEmployment.com, Inc. effective as of April 17, 2001.




3.       The amendment was adopted on April 17, 2001, by the shareholders.

4. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment: Common; 600,000; 0; and the number of votes of each group indisputably represented at the meeting: 400,000.

5. Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment OR the total number of undisputed votes cast for the amendment by each voting group: 400,000.

6. The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.


Date:  April 24, 2001                  Signed /s/  Scott Murray
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                                       Title    Co-Chief Executive and President